Exhibit 99.1

Enbridge announces executive leadership changes

September 12, 2023

CALGARY, AB, September 12, 2023 /CNW/—Today, Greg Ebel, President & Chief Executive Officer of Enbridge Inc. (TSX: ENB) (NYSE: ENB) announced the following executive leadership changes.

Mr. Reggie Hedgebeth has been appointed Executive Vice President, External Affairs & Chief Legal Officer and Ms. Laura Buss Sayavedra has been appointed Senior Vice President, Projects & Chief Administrative Officer, effective January 1, 2024. These appointments follow the decisions of Bob Rooney, Executive Vice President & Chief Legal Officer and Byron Neiles, Executive Vice President & Chief Administrative Officer to step down from their current roles on December 31, 2023. Messrs. Rooney and Neiles will serve as Executive Advisors to Enbridge to support the transition and outstanding projects until their retirement in mid 2024.

Mr. Hedgebeth will be accountable for Legal Services, Ethics & Compliance, Corporate Security, Public Affairs, Communications & Sustainability, and Aviation. Most recently, he served as Chief Legal Officer with Capital Group and prior to that, Executive Vice President, General Counsel and Chief Administrative Officer for Marathon Oil Corporation. Mr. Hedgebeth previously served as General Counsel, Corporate Secretary and Chief Compliance Officer for Spectra Energy Corp. He has also served as Senior Vice President, General Counsel and Secretary for Circuit City Stores, and Vice President of Legal for The Home Depot. He began his legal career with King & Spalding and is a graduate of Harvard Law School and Penn State University.

Ms. Buss-Sayavedra will be accountable for Human Resources, Real Estate and Supply Chain Management in addition to her current oversight of Projects, Safety & Reliability, Environment, Land & Right-of-Way. Previously, she oversaw the multi-year implementation of Enbridge’s Enterprise Resource Planning (ERP) system. She previously served as Vice President responsible for Treasury and Strategy for Spectra Energy Corp. and as Chief Financial Officer of Spectra Energy Partners. Before that, Ms. Buss-Sayavedra held various finance, strategy and business development leadership roles with Duke Energy. She is a graduate of the University of Wisconsin at Madison, and Columbia University.

“I am pleased to welcome Reggie as he is an exceptional leader whose legal capabilities and experience in the upstream and downstream energy and financial services sectors will serve Enbridge well. At the same time, I am pleased to expand Laura’s accountabilities increasing her already very diverse executive leadership contributions. Lastly, I am very grateful to Bob and Byron for their many years of excellence in service of Enbridge, our industry, employees and communities and for remaining on with the Company until mid 2024 to support the transition and key projects.” said Mr. Ebel.

About Enbridge Inc.

At Enbridge, we safely connect millions of people to the energy they rely on every day, fueling quality of life through our North American natural gas, oil or renewable power networks and our growing European offshore wind portfolio. We’re investing in modern energy delivery infrastructure to sustain access to secure, affordable energy and building on two decades of experience in renewable energy to advance new technologies including wind and solar power, hydrogen, renewable natural gas and carbon capture and storage. We’re committed to reducing the carbon footprint of the energy we deliver, and to achieving net zero greenhouse gas emissions by 2050. Headquartered in Calgary, Alberta, Enbridge’s common shares trade under the symbol ENB on the Toronto (TSX) and New York (NYSE) stock exchanges. To learn more, visit us at enbridge.com

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SOURCE Enbridge Inc.